UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 21, 2015

First Financial Northwest, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-3365	26-0610707
State or other jurisdiction of Incorporation	Commission File Number	(I.R.S. Employer Identification No.)

201 Wells Avenue South, Renton, Washington		98057
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number (including area code) (425) 255-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)     Appointment of New Directors

On August 21, 2015, First Financial Northwest, Inc. (the “Company”), its financial institution subsidiary, First Savings Bank Northwest (“Bank”), and its non-financial institution subsidiary, First Financial Diversified Corporation (“FFD”), announced that their Boards of Directors had appointed Ms. Kathleen Smythe and Mr. Roger H. Molvar to their respective Boards of Directors.  The appointment of Ms. Smythe and Mr. Molvar as Directors of the Company, the Bank and FFD was at the recommendation of each Board’s nominating committee.  Ms. Smythe and Mr. Molvar were not appointed to serve on any of the Company’s, the Bank’s or FFD’s committees of their respective Boards of Directors at this time. For further information concerning Ms. Smythe’s and Mr. Molvar’s background, reference is made to the press release dated August 21, 2015, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

There are no family relationships between Ms. Smythe and Mr. Molvar and any director or other executive officer of the Company, the Bank and FFD and Ms. Smythe and Mr. Molvar were not appointed as directors pursuant to any arrangement or understanding with any person.  Ms. Smythe and Mr. Molvar have not engaged in any transaction with the Company, the Bank or FFD that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)   On August 21, 2015, the Company amended its Bylaws to increase the number of directors from seven to nine members.  A copy of the Company’s Amended and Restated Bylaws are attached hereto as Exhibit 3.2.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits

The following exhibit is being furnished herewith and this list shall constitute the exhibit index:

3.2             Amended and Restated Bylaws of First Financial Northwest, Inc.
99.1           Press Release of First Financial Northwest, Inc. dated August 21, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST FINANCIAL NORTHWEST, INC.

DATE: August 21, 2015	By: /s/Richard P. Jacobson
Richard P. Jacobson Executive Vice President and Chief Financial Officer